Exhibit 3.31

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
ARTICLES OF INCORPORATION
DEC 13 1996		Filed in the office of	Document Number
No. C25695-96	OF	/s/ Dean Heller	C25695-1996-001
/s/ Dean Heller		Dean Heller	Filing Date and Time
DEAN HELLER, SECRETARY OF STATE	ROYAL GROUP SALE (USA) LIMITED	Secretary of State State of Nevada	12/13/1996 12:00 AM Entity Number
C25695-1996

The undersigned hereby makes and executes these Articles of Incorporation evidencing the intention to form a corporation under the provisions of Title 7, Chapter 78 of the Nevada Revised Services (“Corporation Law”).

ARTICLE I.

Name

The name of the Corporation is Royal Group Sales (USA) Limited.

ARTICLE II.

Duration

The period of its duration is perpetual.

ARTICLE III.

Resident Agent and Registered Office

The address of its registered office is 400 West King Street, Suite 302, Carson City, Nevada 89703 and the name of its resident agent at such address is Capitol Document Services, Inc.

ARTICLE IV.

Purpose

The Corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Corporation Law.

ARTICLE V.

Authorized Shares

The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,000 shares of common stock, $.01 par value per share.

ARTICLE VI.

Voting

At each election of directors every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. A shareholder may cumulate his votes in any election of directors.

ARTICLE VII.

Denial of Preemptive Rights

No holder of securities of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the Corporation now of hereafter authorized to be issued, or securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise. Any such securities may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE VIII.

Incorporator

The name and mailing address of the incorporator is Douglas K. Eyberg, 1200 Smith Street, Suite 3300, Houston, Texas 77002.

ARTICLE IX.

Directors

The governing board shall be known as directors and the initial director, which is one (1) in manner, is:

Name	Address

Vie De Zen	1 Royal Gate Blvd.
Woodbridge, Ontario L4L 8Z7, Canada

The initial director shall serve as the initial director until the first annual meeting of stockholders or until his successor is elected and qualified.

The number and qualifications of directors constituting the Board of Directors of the Corporation shall be fixed or determined in the manner provided in the Bylaws of the

Corporation. The number of directors may be increased or decreased from time to time in the manner provided in the Bylaws, except that no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a Bylaw providing for the number of directors, or should the Corporation fail to determine the number of directors in the manner provided in the Bylaws, the number shall be the same as the number of directors constituting the initial Board of Directors.

ARTICLE X.

Director’s and Officers Liability Limitation

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for any distribution made contrary to the provisions of Section 78.300 of the Nevada Revised Statutes. If the Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE XI.

Miscellaneous

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

Meetings of stockholders may be held within or without the State of Nevada, as the bylaws may provide. The books of the Corporation may be kept, subject to any provision contained in the statutes, outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders hereby are granted subject to this reservation.

Each director, officer, employee or agent of the Corporation shall be indemnified by the Corporation to the fullest extent authorized by the Corporation Law, as the same fists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment provides for broader indemnification rights than permitted prior to such amendment).

IN WITNESS WHEREOF, I, the undersigned, being the sole incorporator hereinabove named, do hereby execute these Articles of Incorporation this 12th day of December, 1996, and do hereby acknowledge that this instrument is my act and deed and that the facts stated herein are true.

/s/ Douglas K. Eyberg
DOUGLAS K. EYBERG

This instrument was acknowledged before me on this 12th day of December, 1996, by Douglas K. Eyberg as incorporator of Royal Group Sales (USA) Limited.

KAREN S. MADDREY Notary Public, State of Texas My Commission Expires: [ILLEGIBLE]	/s/ Karen S. Maddrey
Notary Public in and for
The State of Texas

CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

Capitol Document Services, Inc. hereby accepts the appointment as Resident Agent for Royal Group Sales (USA) Limited.

CAPITOL DOCUMENT SERVICES, INC.

By:	/s/ Heather L. Coleman
Name:	Heather L. Coleman
Title:

Certificate of Change of Resident Agent and/or
Location of Registered Office
(for corporations only)	FILED

ROYAL GROUP SALES (USA) LIMITED
Name of Corporation

The change(s) below is (are) effective upon the filing of this document with the Secretary of State.

Reason for Change: (check one)	☒ Change of Resident Agent

☐ Same Resident Agent but Different Location

The former resident agent and/or location of the registered office was:

Resident Agent:	CAPITOL DOCUMENT SERVICES

Street No.:	400 W. King St., Ste. 302

City:	Carson City, NV 89703

The new resident agent and/or location of the registered office is:

Resident Agent:	BRUCE T. BEESLEY

Street No.:	5011 Meadowood Mall Way Ste. 300

City:	Reno, NV 89502

NOTE:                                     For a corporation to file this certificate, the signature of one officer, is required. The certificate does not need to be notarized.

/s/ Vic De Zen
(signature/title)
VIC DE ZEN, President

Certificate of Acceptance of Appointment by Resident Agent: I, BRUCE T. BEESLEY hereby accept the appointment as Resident Agent for the above-named business entity.

/s/ Bruce T. Beesley	8-19-98
(Signature of Resident Agent)	(Date)

NOTE:	Please send this completed form along with me $15.00 filing fee to:
	Secretary of State, Capitol Complex, Carson City, Nevada 89710	(Rev.12-95)